UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2008

INSIGHT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25092	86-0766246
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 West Auto Drive, Tempe, Arizona	85284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 902-1001

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2008, Calence, LLC, Insight Direct USA, Inc. and Insight Public Sector, Inc. (collectively, the “Resellers”) entered into a new credit agreement (the “Floorplan Credit Agreement”) with Castle Pines Capital LLC (“Castle Pines”), as an administrative agent, Wells Fargo Foothill, LLC (“Wells Fargo Foothill”), as an administrative agent, as syndication agent and as collateral agent, and the lenders party thereto. The Floorplan Credit Agreement provides for a new credit facility (the “Floorplan Loan Facility”) to finance the purchase of inventory from a list of approved vendors. The aggregate initial availability under the Floorplan Loan Facility is $100 million, of which (1) $80 million (the “Primary Commitment”) matures on April 1, 2013, but may be renewed under certain circumstances described in the Floorplan Credit Agreement for successive twelve month periods and (2) $20 million (the “Contingent Commitment”) matures on October 31, 2008; however, all or a portion of the Contingent Commitment may be extended or reinstated under certain circumstances described in the Floorplan Credit Agreement, in which case all or such portion of the Contingent Commitment so extended or reinstated will be co-terminus with the Primary Commitment. Each advance under the Floorplan Loan Facility will be made directly to an approved vendor and must be repaid by the applicable Reseller on the earlier of (i) the date specified by the administrative agent as the “payment due date” with respect to the particular item of inventory being financed and (ii) the date (if any) that such inventory is lost, stolen or damaged. Interest does not accrue on advances paid within vendor terms. The Floorplan Loan Facility is guaranteed by Insight Enterprises, Inc. (the “Company”) and each of its material domestic subsidiaries, and is secured by a lien on substantially all of the Company’s, each Reseller’s and each guarantor’s assets (other than equity interests in foreign subsidiaries). The liens securing the Floorplan Loan Facility will be of equal priority to the liens securing borrowings under the Credit Agreement (as defined below) pursuant to the terms of an Intercreditor Agreement, dated as of September 17, 2008, among the Company, JPMorgan Chase Bank, National Association, as Administrative Agent under the Credit Agreement, and Wells Fargo Foothill, as collateral agent under the Floorplan Credit Agreement. The Floorplan Loan Facility replaces an existing agreement with Castle Pines that the Company assumed in connection with the acquisition of Calence, LLC on April 1, 2008.

The foregoing description of the Floorplan Credit Agreement is not complete and is qualified in its entirety by reference to the Floorplan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In connection with the Floorplan Credit Agreement, on September 17, 2008, the Company, Insight Direct (UK) Ltd., Insight Enterprises B.V., JPMorgan Chase Bank, National Association, as Administrative Agent and certain lenders identified therein entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated as of April 1, 2008 (the “Credit Agreement”), among the Company, the European Borrowers (as defined therein), the lenders party thereto, J.P. Morgan Europe Limited, as European Agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as Co-Syndication Agents, and JPMorgan Chase Bank, National Association, as Administrative Agent. This Amendment No. 1, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference, amends certain provisions in the Credit Agreement, including among others, amendments to permit (a) up to $100 million in outstanding indebtedness under the Floorplan Credit Agreement and (b) liens securing such indebtedness so long as such liens do not extend to (x) any asset that is not subject to a lien for the benefit of the lenders under the Credit Agreement or (y) any equity interest or asset of any foreign subsidiary.

Also on September 17, 2008, Insight Receivables, LLC (“Insight Receivables”), the Company, JPMorgan Chase Bank, N. A., as a Financial Institution and as Agent, and JS Siloed Trust entered into Amendment No. 9 to the Receivables Purchase Agreement, dated as of December 31, 2002 (as amended, the “Receivables Purchase Agreement”). This Amendment No. 9, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by reference, amends certain provisions of the Receivables Purchase Agreement, including among other amendments, (i) a reduction in the facility amount effective December 17, 2008 from $225 million to $150 million, (ii) elimination of the step-down in the Delinquency Ratio from 13.5% to 11.75%, which was to become effective for months ending after August 31, 2008, and (iii) creation of a new one-year term through September 17, 2009.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of September 17, 2008, among Calence, LLC, Insight Direct USA, Inc., Insight Public Sector, Inc., Castle Pines Capital LLC, as an administrative agent, Wells Fargo Foothill, LLC, as an administrative agent, as syndication agent and as collateral agent, and the lenders party thereto.

10.2	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of September 17, 2008, among Insight Enterprises, Inc., Insight Direct (UK) Ltd., Insight Enterprises B.V., JPMorgan Chase Bank, National Association, as Administrative Agent, and certain lenders identified therein.

10.3	Amendment No. 9 to Receivables Purchase Agreement, dated as of September 17, 2008, among Insight Receivables, LLC, Insight Enterprises, Inc., JPMorgan Chase Bank, N. A., as Agent, and JS Siloed Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2008

INSIGHT ENTERPRISES, INC.

/s/ Steven R. Andrews
	By:	Steven R. Andrews General Counsel and Secretary

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